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                                                             EXHIBIT NO. 99.8(c)

                                    AMENDMENT

Reference is made to an Advisor Agreement between JMR/Financial, Inc. ("JMR") and Massachusetts Financial Services Company ("MFS") dated as of October 8, 1998 (the "Agreement").

JMR and MFS hereby agree to amend the Agreement as follows:

1. Section 2 - SERVICES. The first sentence shall be deleted in its entirety and replaced with the following: "JMR/Financial, Inc. agrees to provide the following services to MFS in support of a variety of its institutional clients, investment companies and other pooled investment vehicles, including the MFS Union Standard Fund for each of which MFS serves as investment adviser (the "Accounts")."

2.  All references to "UST" in the Agreement shall be changed to the "Accounts".

Except as amended herein, the Agreement remains in full force and effect.

ACCEPTED AND AGREED:


MASSACHUSETTS FINANCIAL              JMR/FINANCIAL, INC.
  SERVICES COMPANY


By:      THOMAS J. CASHMAN, JR.      By: JOHN C. RICHARDSON
         ----------------------          -----------------------------------
         Thomas J. Cashman, Jr.          John C. Richardson
         Authorized Officer                       Authorized Officer